EXHIBIT 10.3

EMPLOYMENT AGREEMENT
This Employment Agreement (the “Agreement”) is made effective on April 23, 2018 (the “Effective Date”) between Heska Corporation, a Delaware corporation (“Heska”), and Jason Aroesty (“Executive”). Heska and Executive collectively are referred to as the “Parties” and individually as a “Party.”
RECITALS
WHEREFORE, Executive is currently the Executive Vice President, International Diagnostics of Heska.
WHEREFORE, Executive and Heska now wish to enter into this Agreement regarding the terms of Executive’s employment, which shall become effective upon execution.
NOW, THEREFORE, in consideration of the foregoing and of the mutual promises, covenants, and agreements contained herein, the legal sufficiency of which is acknowledged by the Parties, and intending to be legally bound, the Parties agree as follows:
TERMS

1.	Duties and Scope of Employment.
a.    Position and Duties. As of the Effective Date, Executive will serve as Executive Vice President, International Diagnostics of Heska. Executive will render such business and professional services in the performance of Executive’s duties, consistent with Executive’s position within Heska, as will reasonably be assigned to Executive by Heska’s Board of Directors, Chief Executive Officer, or their supervisor. Executive’s duties will be subject to review and adjustments will be made at the discretion of the Executive’s supervisor and superiors.
b.    Obligations. During the Term of Agreement (as defined below), Executive will devote Executive’s full attention, skills, time and business efforts to Heska. For the duration of the Term of Agreement, Executive agrees not to actively engage in any other employment, occupation, or consulting activity, for any direct or indirect remuneration, without the prior approval of the Board or the Corporate Governance Committee of the Board (which approval will not be unreasonably withheld); provided, however, that Executive may, without the approval of the Board or the Corporate Governance Committee of the Board, serve in any capacity with any civic, educational, or charitable organization, provided such services do not interfere with Executive’s obligations to Heska.
2.Term of Agreement.
a.    The period of Executive’s employment under this Agreement is referred to herein as the “Term of Agreement.” Subject to the provisions for earlier termination of employment in Section 6 below, this Agreement will have an initial term of thirty-six (36) months commencing

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on the Effective Date. On the 3rd anniversary of the Effective Date, and on each annual anniversary of the Effective Date thereafter, this Agreement automatically will renew for an additional twelve-month term unless Heska provides Executive with notice of non-renewal at least 120 days prior to the date of automatic renewal; provided, however, that either Heska or Executive may terminate Executive’s employment immediately at any time subject to the provisions in Section 6 below.
b.    Executive may be entitled to severance benefits pursuant to Section 6 below, depending upon the circumstances of Executive’s termination of employment. Executive will not be entitled to severance benefits if Heska provides Executive with notice of non-renewal pursuant to Section 2(a) above, regardless of the reason. Upon the termination of Executive’s employment for any reason, Executive will be entitled to payment of all expense reimbursements, and other benefits due to Executive through Executive’s termination date under any Heska-provided or paid plans, policies, and arrangements. Executive agrees to resign from all positions that Executive holds with Heska, without limitation, immediately following the termination of Executive’s employment if the Board so requests.
3.Compensation.
a.    Base Salary. Heska will pay Executive an annual salary of $300,000.00 as compensation for Executive’s services (the “Base Salary”). The Base Salary will be paid periodically in accordance with Heska’s normal payroll practices and will be subject to the usual, required withholdings and deductions. Executive’s salary will be subject to review, and adjustments will be made at the sole discretion of the Compensation Committee of the Board (the “Committee”) and based upon Heska’s standard practices.
b.    Annual Bonus. During the Term of Agreement, Executive will be eligible to participate in the Management Incentive Plan (“MIP”), a compensation plan intended to reward near term performance (i.e. no longer than the coming year) which may be available from time to time at the discretion of the Committee. MIP Payouts, if any, will accrue and become payable in accordance with the Committee’s standard practices for paying executive incentive compensation, provided, however, that any bonus payable under this subsection will be payable within two-and-one-half (2-1/2) months after the end of the taxable year to which it relates or such longer period as may be permitted by Treasury regulations in order to avoid application of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) to such MIP Payouts. Any MIP Payouts paid pursuant to this Section will be subject to applicable withholdings and deductions.
4.Expenses. In addition to the foregoing, Heska will reimburse Executive for Executive’s reasonable out-of-pocket travel, entertainment, and other expenses, in accordance with Heska’s expense reimbursement policies and practices in effect at the time of the reimbursement request. Executive shall submit such requests within forty-five (45) days of incurring such expenses.

5.Employee Benefits. During the Term of Agreement, Executive will be eligible to participate in the benefits offered to other executives of Heska, in accordance with benefit plans, policies, and arrangements that may exist from time to time.

6.Termination and Severance.
a.    Termination without Cause or for Good Reason other than In Connection with a Change of Control. If, at any time, Executive’s employment is terminated by Heska without Cause (as defined below), by Executive for Good Reason (as defined below), or due to Executive’s death or Disability (as defined below), and the termination is not In Connection with a Change of Control (as defined below), Executive will receive the following, subject to conditions and limitations set forth in Section 7:
i.    If such termination occurs on or before April 23, 2021, a payment of an amount equal to twelve (12) months of Executive’s Base Salary, payable in accordance with Heska’s standard payroll practices over the shorter of the following periods (A) in equal installments over the period beginning on the date of such termination and ending on the one-year anniversary thereof, or (B) in equal installments on a monthly basis corresponding to the amount Executive would normally receive as salary each month if Executive were still employed with Heska, with a lump sum of any remaining balance of the amount specified above on April 23 of the year following the year of termination.
ii.    If such termination occurs after April 23, 2021, a payment of an amount equal to six (6) months of Executive’s Base Salary, payable in accordance with Heska’s standard payroll practices over the shorter of the following periods (A) in equal installments over the period beginning on the date of such termination and ending on the six-month anniversary thereof, or (B) in equal installments on a monthly basis corresponding to the amount Executive would normally receive as salary each month if Executive were still employed with Heska, with a lump sum of any remaining balance of the amount specified above on April 23 of the year following the year of termination.
iii.    Provided that Executive timely elects continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), Heska shall pay the COBRA premium for coverage for Executive and Executive’s eligible dependents under Heska’s Benefit Plans (as defined below) for six (6) months, or if earlier, until Executive becomes employed by another employer and eligible for coverage under such other employer’s welfare benefit plans (e.g., payments for medical COBRA premiums will cease when Executive becomes eligible for another employer’s medical plan.) For the balance of the period during which Executive and Executive’s eligible dependents are entitled to coverage under COBRA, Executive shall be entitled to maintain coverage for Executive and Executive’s eligible dependents at Executive’s sole expense. Executive shall notify Heska immediately upon Executive’s acceptance of employment with another employer.
b.    Termination without Cause or for Good Reason In Connection with a Change of Control. If, at any time, Executive’s employment is terminated by Heska without Cause or by Executive for Good Reason, and the termination is In Connection with a Change of Control (as defined below), then, subject to the limitations set forth in this Section 7, Executive will receive:

i.    A payment of an amount equal to twelve (12) months of Executive’s Base Salary, payable in equal installments in accordance with the standard payroll schedule over the shorter of the following periods (A) the period beginning on the date of such termination and ending on the one-year anniversary thereof, or (B) the period beginning on the date of such termination and ending on April 23 of the year following the year of termination.
ii.    Provided that Executive timely elects continuation coverage under COBRA, Heska shall pay the COBRA premium for coverage for Executive and Executive’s eligible dependents under Heska’s Benefit Plans (as defined below) for twelve (12) months, or if earlier, until Executive becomes employed by another employer and eligible for coverage under such other employer’s welfare benefit plans (e.g., payments for medical COBRA premiums will cease when Executive becomes eligible for another employer’s medical plan). For the balance of the period during which Executive and Executive’s eligible dependents are entitled to coverage under COBRA, Executive shall be entitled to maintain coverage for Executive and Executive’s eligible dependents at Executive’s sole expense. Executive shall notify Heska immediately upon Executive’s acceptance of employment with another employer.
c.    Termination without Good Reason; Termination for Cause. If, at any time, Executive’s employment with Heska terminates voluntarily by Executive without Good Reason or is terminated for Cause by Heska, then (i) all further vesting of Executive’s outstanding equity awards will terminate immediately, (ii) all payments of compensation by Heska to Executive hereunder will terminate immediately (except as to amounts already earned), but Executive will be paid all expense reimbursements, and other benefits due to Executive through Executive’s termination date under any Company-provided or paid plans, policies, and arrangements, and (iii) Executive will not be entitled to any severance.
d.    Excise Tax. In the event that any benefits payable to Executive pursuant to Section 6 of this Agreement (“Termination Benefits”) (i) constitute “parachute payments” within the meaning of Section 280G of the Code, or any comparable successor provisions, and (ii) but for this Section 6(d), would be subject to the excise tax imposed by Section 4999 of the Code, or any comparable successor provisions (the “Excise Tax”), then Executive’s Termination Benefits hereunder shall be either (A) provided to Executive in full, or (B) provided to Executive as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax, whichever of the foregoing amounts, when taking into account applicable federal, state, local, and foreign income and employment taxes, the Excise Tax, and any other applicable taxes, results in the receipt by Executive, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under the Excise Tax. Unless Heska and Executive otherwise agree in writing, any determination required under this Section 6(d) shall be made in writing in good faith by Heska’s independent accountants. In the event of a reduction of benefits hereunder, Executive shall be given the choice of which benefits to reduce. If Executive does not provide written identification to Heska of which benefits Executive chooses to reduce within ten (10) days after written notice of the accountants’ determination, and Executive has not disputed the accountants’ determination, then Heska shall select the benefits to be reduced. For purposes of making the calculations required by this Section 6(d), the accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Code and other applicable legal authority. Heska and Executive shall furnish to the accountants such information and documents as the accountants may reasonably request in order to make a determination under this Section 6(d). Heska shall bear all costs the accountants may reasonably incur in connection with any calculations contemplated by this Section 6(d).

7.	Conditions to Receipt of Severance; No Duty to Mitigate.
a.    Separation Agreement and Release of Claims. The receipt of any severance pursuant to Section 6 will be subject to Executive signing and not revoking a confidential separation agreement and release of claims in a form reasonably acceptable to Heska. Such agreement will provide (among other things) that Executive will not disparage Heska, its affiliates, parents, subsidiaries, directors, executive officers, employees, agents, or representatives. No severance will be paid or provided until the confidential separation agreement and release agreement becomes effective. No severance will be paid or provided if the Executive’s confidential separation agreement and release agreement is not signed and irrevocable within forty-five (45) days after the Executive’s termination date.
b.    Non-Competition. In the event of a termination of Executive’s employment that would entitle Executive to the receipt of severance pursuant to Sections 6(a) or 6(b), Executive agrees not to engage in Competition (as defined below) for twelve (12) months following the termination date. The geographic scope of this Section 7(b) is the United States of America. If Executive engages in Competition within such period, all continuing payments and benefits to which Executive otherwise may be entitled pursuant to Section 6 will cease immediately.
c.    Non-Solicitation. In the event of a termination of Executive’s employment that would entitle Executive to the receipt of severance pursuant to Sections 6(a) or 6(b), Executive agrees that, for twenty-four (24) months following the termination date, Executive, directly or indirectly, whether as employee, owner, sole proprietor, partner, director, member, consultant, agent, founder, co-venturer, or otherwise, (i) will not solicit, induce, or influence any person to modify his or her employment or consulting relationship with Heska (the “No-Inducement”), and (ii) not intentionally divert business away from Heska by soliciting business from any of Heska’s customers and users who would otherwise have placed the solicited order with Heska (the “No Solicit”). The geographic scope of this Section 7(c) is the United States of America. If Executive breaches the No-Inducement or No Solicit, all continuing payments and benefits to which Executive otherwise may be entitled pursuant to Section 6 will cease immediately.
d.    Remedies. In the event of Executive’s breach of Sections 7(b) or 7(c), Heska shall have any and all remedies available to it in law or in equity, including without limitation the right to seek recovery of any amounts paid under Section 6 of this Agreement and injunctive relief, specific performance, or any other equitable relief to prevent a breach and to secure the enforcement of this Section. Injunctive relief may be granted immediately upon the commencement of any such action, and Heska need not post a bond to obtain temporary or permanent injunctive relief.

8.Definitions.
a.    Benefit Plans. For purposes of this Agreement, “Benefit Plans” means plans, policies, or arrangements that Heska sponsors (or participates in) and that immediately prior to Executive’s termination of employment provide Executive and Executive’s eligible dependents with medical, dental, or vision benefits. Benefit Plans do not include any other type of benefit (including, but not limited to, financial counseling, disability, life insurance, or retirement benefits). A requirement that Heska provide Executive and Executive’s eligible dependents with coverage under the Benefit Plans will not be satisfied unless the coverage is no less favorable than that provided to Executive and Executive’s eligible dependents immediately prior to Executive’s termination of employment.
b.    Cause. For purposes of this Agreement, “Cause” shall mean the occurrence of one or more of the following: (i) conviction of, or an entry of a plea of nolo contendere to, any crime (including one involving moral turpitude), whether a felony or misdemeanor, or any crime which reflects so negatively on Heska to be detrimental to Heska’s image or interests, or any act of fraud or dishonesty that has such negative reflection upon Heska; (ii) the repeated commitment of insubordination or refusal to comply with any reasonable request of the Board of Directors or other superior related to the scope or performance of Executive’s duties;
(iii) possession of any illegal drug on Heska premises or being under the influence of illegal drugs or abusing prescription drugs or alcohol while on Heska business, attending Heska-sponsored functions, or on Heska premises; (iv) the gross misconduct or gross negligence in the performance of Executive’s responsibilities which, based upon good faith and reasonable factual investigation of the Board, demonstrates Executive’s unfitness to serve; (v) material breach of Executive’s obligations under this Agreement; or (vi) material breach of any fiduciary duty of Executive to Heska, which results in material damage to Heska or its business; provided, however, that if any occurrence under subsections (ii), (iv), (v), and (vi) may be cured, Heska will provide notice to Executive describing the nature of such event and Executive will thereafter have thirty (30) days to cure such event, and if such event is cured within that 30-day period, then grounds will no longer exist for terminating Executive’s employment for Cause.
c.    Change of Control. For purposes of this Agreement, “Change of Control” means (i) a sale of all or substantially all of Heska’s assets, (ii) any merger, consolidation, or other business combination transaction of Heska with or into another corporation, entity, or person, other than a transaction in which the holders of at least a majority of the shares of voting capital stock of Heska outstanding immediately prior to such transaction continue to hold (either by such shares remaining outstanding or by their being converted into shares of voting capital stock of the surviving entity) a majority of the total voting power represented by the shares of voting capital stock of Heska (or the surviving entity) outstanding immediately after such transaction, (iii) the direct or indirect acquisition (including by way of a tender or exchange offer) by any person, or persons acting as a group, of beneficial ownership or a right to acquire beneficial ownership of shares representing a majority of the voting power of the then outstanding shares of capital stock of Heska, (iv) a contested election of Directors, as a result of which or in connection with which the persons who were Directors before such election or their nominees cease to constitute a majority of the Board, or (v) a dissolution or liquidation of Heska.

d.    Competition. For purposes of this Agreement, Executive will be deemed to have engaged in “Competition” if Executive, without the written consent of the Board or an authorized officer of any successor company to Heska, directly or indirectly (1) provides services or assistance in any form to any individual, entity, or company providing veterinary products for the companion animal health industry or imaging products or services for the veterinary market (a “Restricted Company”), whether such services or assistance is provided as an employee, consultant, agent, corporate officer, director, or otherwise or (2) participates in the financing, operation, management, or control of, a Restricted Company. A Restricted Company includes, without limitation, Abaxis, Inc., IDEXX Laboratories, Inc., scil animal health company GmbH, (currently a wholly-owned subsidiary of Henry Schein, Inc.), Sound Technologies, Inc. (currently a unit of Mars, Incorporated), and Zoetis, Inc. Notwithstanding the foregoing, nothing contained in this Section 8(d) or in Section 7(b) above shall prohibit Executive from being employed or engaged in a corporate function or senior management position (and holding commensurate equity interests) in a division of a Restricted Company, so long as such division is not in any way engaged in providing veterinary products for the companion animal health industry or imaging products or services for the veterinary market and Executive does not directly or indirectly provide services or assistance to any division that does provide veterinary products for the companion animal health industry or imaging products or services for the veterinary market.
e.    Disability. For purposes of this Agreement, “Disability” shall mean that, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, the Executive either (i) is unable to engage in any gainful activity, or (ii) is receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering Heska employees.
f.    Good Reason.
i.For purposes of this Agreement, “Good Reason” means the occurrence of any of the following without Executive’s express written consent:
A.    Executive’s authority with Heska is, or Executive’s duties or responsibilities as Executive Vice President, International Diagnostics are, materially diminished relative to Executive’s authority, duties, and responsibilities as in effect immediately prior to such change;
B.    a material diminution in Executive’s Base Salary as in effect immediately prior to such diminution; provided, that an across-the-board reduction in the base compensation and benefits of all other executive officers of Heska by the same percentage amount (or under the same terms and conditions) as part of a general base compensation reduction and/or benefit reduction shall not constitute such a qualifying material diminution;
C.    a material change in the geographic location of Executive’s principal place of employment such that the new location results in a commute for Executive that is both (A) longer than Executive’s commute prior to the relocation and (B) greater than fifty (50) road miles each way from Executive’s home in the Front Range area of Colorado;
D.    any material breach by Heska of any provision of this Agreement; and
E.    any acquiring company fails to assume or be bound by the terms of this Agreement In Connection with a Change of Control;
ii.    The aforementioned occurrences shall not be deemed Good Reason unless Executive gives Heska written notice of the existence of the condition which Executive believes constitutes Good Reason (which notice must be given within ninety (90) days of the initial existence of the condition) and such condition remains uncured for a period of thirty (30) days after the date of such notice. An event of Good Reason shall occur automatically at the expiration of such 30-day period if the relevant condition remains uncured at such time.
g.    In Connection with a Change of Control. For purposes of this Agreement, a termination of Executive’s employment with Heska is “In Connection with a Change of Control” if Executive’s employment is terminated without Cause or for Good Reason during the period beginning three (3) months prior to a Change of Control and ending eighteen (18) months following a Change of Control.
9.Confidential Information. Executive acknowledges that Executive has executed Heska’s standard employee Confidential Information and Invention Agreement (the “Confidentiality Agreement”). During the Term of Agreement, and for twenty-four (24) months after termination of Executive’s employment, Executive agrees, if requested by Heska, to execute any updated versions of Heska’s form of employee confidential information agreement as may be required of substantially all of Heska’s executive officers.
10.Executive’s Representations and Warranties. Executive represents and warrants that Executive is not a party to any other employment, non-competition, or other agreement or restriction which could interfere with the Executive’s employment with Heska or Executive’s or Heska’s rights and obligations hereunder and that Executive’s acceptance of employment with Heska and the performance of Executive’s duties hereunder will not breach the provisions of any contract, agreement, or understanding to which the Executive is party or any duty owed by the Executive to any other person.
11.Notices. All notices, requests, demands, and other communications called for hereunder will be in writing and will be deemed given (a) on the date of delivery if delivered personally,
(b) one (1) day after being delivered through a nationally recognized overnight courier service, or (c) five (5) business days after the date of mailing if sent certified or registered mail. Notice to Heska shall be sent to its principal place of business with a copy provided by facsimile to the Chair of the Committee, and notice to Executive will be delivered personally or sent to Executive’s last known address provided to Heska.

12.Successors and Assigns. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors, and legal representatives of Executive upon Executive’s death and
(b) any successor of Heska. Any such Successor (as defined below) of Heska will be deemed substituted for Heska under the terms of this Agreement for all purposes. For purposes of this Section, “Successor” means any person, firm, corporation, or other business entity which at any time, whether by purchase, merger, or otherwise, directly or indirectly, acquires all or substantially all of the assets or business of Heska. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance, or other disposition of Executive’s right to compensation or other benefits will be null and void.
13.Integration. This Agreement, together with the Confidentiality Agreement, Heska’s stock plans, and Executive’s stock option and restricted stock agreements, represents the entire agreement and understanding between the Parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral, including the Prior Agreement. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in writing that specifically references this Section and is signed by duly authorized representatives of the Parties hereto.
14.Interpretation. Article titles and section headings contained herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. The determination of the terms of, and the drafting of, this Agreement has been by mutual agreement after negotiation, with consideration by and participation of all Parties. Accordingly, the Parties agree that rules relating to the interpretation of contracts against the drafter of any particular clause shall not apply in the case of this Agreement.
15.Waivers. Any term or provision of this Agreement may be waived, or the time for its performance may be extended, by the Party or Parties entitled to the benefit thereof. Any such waiver shall be validly and sufficiently authorized for the purposes of this Agreement if, as to any Party, it is authorized in writing by an authorized representative of such Party. The failure of any Party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any Party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.
16.Severability. If any provision of this Agreement is held illegal, invalid, or unenforceable, such holding shall not affect any other provisions hereof. In the event any provision is held illegal, invalid, or unenforceable, such provision shall be limited so as to give effect to the intent of the Parties to the fullest extent permitted by applicable law. Any claim by Executive against Heska shall not constitute a defense to enforcement by Heska.
17.Tax Matters.

a.    Except as provided in Section 6(d) above, Executive agrees that Executive is responsible for any applicable taxes of any nature (including any penalties or interest that may apply to such taxes) that are reasonably determined to apply to any payment made to Executive hereunder (or any arrangement contemplated hereunder), that Executive’s receipt of any benefit hereunder is conditioned on Executive’s satisfaction of any applicable withholding or similar obligations that apply to such benefit, and that any cash payment owed to Executive hereunder will be reduced to satisfy any such withholding or similar obligations that may apply thereto.
b.    Executive acknowledges that no representative or agent of Heska has provided Executive with any tax advice of any nature, and Executive has consulted with Executive’s own legal, tax, and financial advisor(s) as to tax and related matters concerning the compensation to be received under this Agreement.
18.Section 409A.
a.    This Agreement is intended to comply with Section 409A of the Code, as amended (“Section 409A”) and shall be construed accordingly. It is the intention of the parties that payments or benefits payable under this Agreement not be subject to the additional tax or interest imposed pursuant to Section 409A. To the extent such potential payments or benefits are or could become subject to Section 409A, the parties shall cooperate to amend this Agreement with the goal of giving Executive the economic benefits described herein in a manner that does not result in such tax or interest being imposed; provided, however, that no such amendment shall materially increase the cost to, or impose any liability on Heska with respect to any benefits contemplated or provided hereunder. Executive shall, at the request of Heska, take any reasonable action (or refrain from taking any action), required to comply with any correction procedure promulgated pursuant to Section 409A.
b.    If a payment that could be made under this Agreement would be subject to additional taxes and interest under Section 409A, Heska in its sole discretion may accelerate some or all of a payment otherwise payable under the Agreement to the time at which such amount is includible in the income of Executive, provided that such acceleration shall only be permitted to the extent permitted under Treasury Regulation § 1.409A-3(j)(4)(vii) and the amount of such acceleration does not exceed the amount permitted under Treasury Regulation § 1.409A-3(j)(vii).
c.    No payment to be made under this Agreement shall be made at a time earlier than that provided for in this Agreement unless such payment is (i) an acceleration of payment permitted to be made under Treasury Regulation § 1.409A-3(j)(4) or (ii) a payment that would otherwise not be subject to additional taxes and interest under Section 409A.
d.    The right to each payment described in this Agreement shall be treated as a right to a series of separate payments and a separately identifiable payment for purposes of Section 409A.
e.    For purposes of Section 6 of this Agreement, “termination” (or any similar term) when used in reference to Executive’s employment shall mean “separation from service” with

Heska within the meaning of Section 409A(a)(2)(A)(i) of the Code and applicable administrative guidance issued thereunder, and Executive shall be considered to have terminated employment with Heska when, and only when, Executive incurs a “separation from service” with Heska within the meaning of Section 409A(a)(2)(A)(i) of the Code and applicable administrative guidance issued thereunder.
f.    If Executive qualifies as a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code and would receive any payment sooner than six (6) months after Executive’s separation from service that, absent the application of this Section 19(f), would be subject to additional tax imposed pursuant to Section 409A as a result of such status as a specified employee, then such payment shall instead be payable on the date that is the earliest of (i) six (6) months after Executive’s separation from service, (ii)  Executive’s death, or (iii) such other date as will not result in such payment being subject to such additional tax.
19.Governing Law; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Colorado without regard to conflict of law principles. The Parties hereto each waive their respective rights to a jury trial of any and all such claims and causes of action.
20.Counterparts. This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.
[signature page follows]

IN WITNESS WHEREOF, Heska has caused this Employment Agreement to be duly executed by an officer thereunto duly authorized, and Executive has hereunto set Executive’s hand, all as of the day and year first above written.

EXECUTIVE:

/s/ Jason Aroesty

Jason Aroesty
Executive Vice President, International Diagnostics

HESKA CORPORATION:

/s/ Kevin Wilson
Kevin Wilson
Chief Executive Officer and President

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